Exhibit (a)(1)(E)
Dear Offeree,
In accordance with the email I sent to you on August 31, 2006 on behalf of Adam Gutstein, regarding the extension of Diamond’s Tender Offer, attached please find an excel spreadsheet which contains a pricing matrix based on assumed Diamond stock prices, and a new Election to Tender Form. Assuming SEC approval, we will communicate with you again on September 26th at which time we will provide the final pricing for the Tender Offer. You will then be required to submit, no later than September 29th, the new Election to Tender Form, indicating your decision to participate or not to participate in the Tender Offer. Please be sure to review the complete Tender Offer documents before making any decision. Our filings, including the Tender Offer documents, are available at www.sec.gov.
If you have any questions, please contact me at the number below, or Lorna Liposky at 312.268.3081.
Sincerely,
Karen L. McLaughlin
Manager, Equity Programs
312.255.5071 phone
312.255.4790 fax
773.255.3435 mobile

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